Exhibit 2.4

THIS PURCHASE AND SALE AGREEMENT is made as of the 27th day of March, 2002,


BETWEEN:

           SIDEWARE SYSTEMS INC., a corporation validly subsisting under the laws of the Yukon Territory and having an office at Suite 200 - 304 Jarvis
           Street, Whitehorse, Yukon Territory Y1A 2H2

                                                ("Sideware")

AND:

           SYD ENTERPRISES LTD., a company validly subsisting under the laws of British Columbia and having an office at Suite 1620 - 777 Dunsmuir Street,
           Vancouver, British Columbia V7Y 1K4

                                                 (the "Vendor")

AND:

           CHALK MEDIA CORP., a company validly subsisting under the laws of British Columbia and having an office at Suite 1600 - 777 Dunsmuir Street,
           Vancouver, British Columbia V7Y 1K4

                                                 (the "Purchaser")


WHEREAS:

A.      The Vendor is a wholly owned subsidiary of Sideware;

B.      The Vendor is the recorded and beneficial owner of the Purchased
Shares; and

C. The Vendor has agreed to sell and the Purchaser has agreed to purchase the Purchased Shares, all on the terms and conditions of this Agreement.


                NOW THEREFORE WITNESSETH that in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties hereto covenant and agree as follows:

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                                 2

        ARTICLE 1
        DEFINITIONS AND INTERPRETATION


Definitions

1.01 In this Agreement, including the recitals hereto, the following words and phrases shall have the following meanings:

(a) "Agreement" means this agreement, including the Schedules hereto, and all amendments made hereto by written agreement between Sideware, the Vendor and the Purchaser;

(b) "Assets" means all of the property and assets of the Chalk Group of every kind and description;

(c) "Business" means the business carried on by the Chalk Group of creating and producing multi-media content, communication tools and messaging strategies aimed at educating employees, sales channels and other end users and includes, without limitation, the production of the "Dave Chalk Computer Show" for television;

(d) "Chalk.com Holding" means Chalk.com Network (Holding) Corporation, a corporation validly subsisting under the laws of the State of Delaware, USA having its registered office in the State of Delaware c/o Corporation Trust Centre, 1209 Orange Street,
Wilmington, Delaware, USA 19801, County of New Castle;

(e) "Chalk.com Holding Common Shares" means the shares of Common Stock with a par value of $0.0001 in the capital of Chalk.com Holding;

(f)    "Chalk.com Network Corporation" means Chalk.com Network
Corporation, a corporation validly subsisting under the laws of the State of Delaware, USA having an office at 280 - 4400 Dominion Street, Burnaby, British Columbia V5G 4G3;

(g) "Chalk Group" means the Chalk group of companies consisting of Chalk.com Holding, Chalk.com Network Corporation, Chalk Holdings
Inc., Chalk Productions Incorporated and New Century Digital
Broadcasting Corporation;

(h) "Chalk Holdings Inc." means Chalk Holdings Inc., a corporation validly subsisting under the Canada Business Corporations Act
(Canada) having its registered office at 19th Floor, 885 West
Georgia Street, Vancouver, British Columbia V6C 3H4;

(i) "Chalk Media Common Shares" means the Common Shares without par value in the capital of the Purchaser;

(j) "Chalk Media Warrants" means the 500,000 non-transferable share purchase warrants to be issued to the Vendor pursuant to subsection 2.02(b), each of which will entitle the Vendor to


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                                 3

purchase one Chalk Media Common Share for an exercise price of $0.25 US per share at any time prior to July 20, 2003;

(k) "Chalk Productions Incorporated" means Chalk Productions Incorporated, a company validly subsisting under the laws of the Province of British Columbia, Canada having its registered office at 19th Floor, 885 West Georgia Street, Vancouver, British Columbia V6C 3H4;

(a) "Closing" means the closing of the transactions contemplated by this Agreement in accordance with Article 6;

(b) "David Chalk Employment Contract" means the employment contract entered into as of August 31, 2001 between Chalk.com Holding and David Chalk, a copy of which is attached to this Agreement as Schedule "B";

(c) "Encumbrance" means any mortgage, charge, pledge, security interest, lien, encumbrance, action, claim, demand and equity of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing;

(d)    "Financial Statements" means, collectively:

       (i) the audited consolidated financial statements of Chalk.com Holding for its fiscal year ended December 31, 2001; and

       (ii) the unaudited internally prepared financial statements of Chalk.com Holding for the period ended February 28, 2002;

       attached to this Agreement as Schedule "A";

(e) "Governmental Authority" means any federal, provincial, state, municipal, county or regional government or governmental authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing;

(f)	"GST" means goods and services tax levied under Part IX of the
Excise Tax Act (Canada);

(g) "Income Tax Act" means the Income Tax Act (Canada), as amended from time to time;

(h) "Material Contracts" means those contracts, engagements and commitments described in Schedule "D" to this Agreement;

(i) "New Century Digital Broadcasting Corporation" means New Century Digital Broadcasting Corporation a company validly subsisting under the laws of British Columbia having its registered office at 19th Floor, 885 West Georgia Street, Vancouver, British Columbia
V6C 3H4;

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                                 4

(j) "Permitted Encumbrances" means those charges and encumbrances charging the Assets or some portion thereof, if any, which are specified as "Permitted Encumbrances" in Schedule "E" to this Agreement;

(k)    "Person" includes a firm, corporation or other entity;

(l) "Purchased Shares" means the 21,925,050 Chalk.com Holding Common Shares to be sold by the Vendor and purchased by the Purchaser in accordance with this Agreement; and

(m) "Social Services Tax" means social services tax levied under the Social Service Tax Act (British Columbia).


Captions and Section Numbers

1.02 The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.


Extended Meanings

1.03 The words "hereof", "herein", "hereunder" and similar expressions used in any clause, paragraph or section of this Agreement shall relate to the whole of this Agreement and not to that clause, paragraph or section only, unless otherwise expressly provided.


Number and Gender

1.04 Whenever the singular or masculine or neuter is used in this Agreement, the same shall be construed to mean the plural or feminine or body corporate where the context of this Agreement or the parties hereto so require.


Section References

1.05 Any reference to a particular "article", "section", "subsection" or other subdivision is to the particular article, section or other subdivision of this Agreement.


Governing Law

1.06 This Agreement and all matters arising hereunder shall be governed by, construed and enforced in accordance with the laws of the Province of British Columbia and all disputes arising under this Agreement shall be referred to the Courts of the Province of British Columbia.

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                                 5

Severability of Clauses

1.07 In the event that any provision of this Agreement or any part thereof is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.


Currency

1.08 All sums of money to be paid or calculated pursuant to this Agreement shall be paid or calculated in currency of the United States of America unless otherwise expressly stated.


Statutes

1.09 Unless otherwise stated, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which supplement or supersede such statute or such regulations.


No Contra Proferentum

1.10 The language in all parts of this Agreement shall in all cases be construed as a whole and neither strictly for nor strictly against any of the parties.


Schedules

1.11 The schedules attached hereto are hereby incorporated into this Agreement and form a part hereof. All terms defined in this Agreement shall have the same meaning in such schedules. The schedules to this Agreement are as follows:

Schedule "A" 		Financial Statements
Schedule "B"		David Chalk Employment Contract
Schedule "C"		Chalk.com Holding - Options, Warrants and
                          Convertible Securities
Schedule "D"		Material Contracts
Schedule "E"		Permitted Encumbrances
Schedule "F"		Actions, Suits and Proceedings

                                 6
        ARTICLE 2
        PURCHASE AND SALE OF PURCHASED SHARES

Purchase and Sale

2.01 Upon the terms and conditions of this Agreement, the Vendor hereby agrees to sell and the Purchaser agrees to purchase 21,925,050 Chalk.com Holding Common Shares free and clear of all liens, charges and Encumbrances whatsoever.


Purchase Price for the Purchased Shares

2.02 The purchase price payable by the Purchaser to the Vendor for the Purchased Shares shall be $0.09122 US per share or $2,000,003 US in the aggregate which shall be paid by the Purchaser in full on Closing by the Purchaser:

(a) allotting and issuing to the Vendor 21,925,050 Chalk Media Common Shares at an issue price of $0.09122 US per Chalk Media Common
Share; and

(b) issuing to the Vendor 500,000 non-transferable share purchase warrants, each of which will entitle the Vendor to purchase one
Chalk Media Common Share for an exercise price of $0.25 US per share at any time prior to July 20, 2003.


        ARTICLE 3
        REPRESENTATIONS AND WARRANTIES OF THE VENDOR AND SIDEWARE

Representations and Warranties - General

3.01 The Vendor and Sideware hereby jointly and severally represent and warrant to the Purchaser, with the intent that the Purchaser shall rely thereon in entering into this Agreement and in concluding the transactions contemplated hereby, that:

(a) the Vendor has full power, authority, right and capacity to enter into this Agreement on the terms and conditions herein contained, to sell, assign and transfer the legal and beneficial title to the Purchased Shares to the Purchaser, to carry out the transactions contemplated hereby and to duly observe and perform all of its covenants and obligations under this Agreement. The
Vendor and its board of directors and Sideware, as the sole shareholder of the Vendor, have taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into, the execution, delivery and performance of this Agreement and the sale and transfer of the Purchased Shares by the Vendor to the Purchaser;

(b) Sideware has full power, authority, right and capacity to enter into this Agreement on the terms and conditions herein contained, to carry out the transactions contemplated hereby and to duly


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                                 7

observe and perform all of its covenants and obligations under this Agreement. Sideware and its shareholders and board of directors have taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into, the execution, delivery and performance of this Agreement by Sideware;

(c) this Agreement has been duly and validly executed and delivered by each of the Vendor and Sideware and constitutes a legal, valid and binding obligation of each of the Vendor and Sideware enforceable in accordance with its terms;

(d) the Vendor owns the Purchased Shares as the registered and beneficial owner thereof, free and clear of any Encumbrance whatsoever and:

       (i) the Vendor does not have any liability or indebtedness, whether disclosed or undisclosed, absolute or contingent, to any Person which constitutes, or may constitute, by operation of law or otherwise, an Encumbrance on any of the Purchased Shares at Closing or thereafter; and

       (ii) no Person has any agreement or option, present or future, contingent, absolute or capable of becoming an agreement or option or which with the passage of time or the occurrence of any event could become an agreement or option to acquire the Purchased Shares, or any of them;

(e) to the best of the knowledge, information and belief of the Vendor or Sideware, after due enquiry, there is no claim or litigation pending or threatened with respect to the Purchased Shares;

(f) each of the Vendor and Sideware are not insolvent, have not committed any act of insolvency, and have not made any voluntary assignment or proposal under applicable laws relating to insolvency and no bankruptcy petition has been filed or presented against the Vendor or Sideware;

(g) each of the Vendor and Sideware are resident within Canada within the meaning of the Income Tax Act;

(h) the performance by the Vendor and Sideware of this Agreement will not be in violation of any agreement to which either the Vendor or Sideware is a party and will not give any Person any right to terminate or cancel any agreement or any right enjoyed by the Vendor or Sideware in relation to the Purchased Shares, nor result in the creation nor imposition of any Encumbrance or restriction of any nature whatsoever in favour of any third party upon or against the Purchased Shares;

(i) on Closing, neither the Vendor nor Sideware will be a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by or under which any default would occur as a result of the execution and delivery by the Vendor or Sideware of this Agreement or the performance by the Vendor or Sideware of any of the terms hereof;

(j) the documents, records and descriptions provided by the Vendor and Sideware to the Purchaser in writing concerning the Chalk Group do not contain any untrue statements of any material fact and do not fail to state any facts necessary to make such written statements not misleading; and

(k) all negotiations relating to this Agreement have been carried on by the Vendor and Sideware directly with the Purchaser and there are no brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated hereby which are not disclosed in this Agreement.


Representations and Warranties - Chalk Group

3.02 The Vendor and Sideware hereby jointly and severally represent and warrant to the Purchaser, with the intent that the Purchaser shall rely thereon in entering into this Agreement and in concluding the transactions contemplated hereby, with respect to the Chalk Group that:

(a) the companies comprising the Chalk Group are the owners of and have good and marketable title to all of the Assets, including without limitation, all Assets reflected in the Financial
Statements or acquired by such companies after preparation of the unaudited Financial Statements dated February 28, 2002, free and clear of all Encumbrances whatsoever, except for:

       (i) the Assets disposed of, utilized or consumed since the February 28, 2002 Financial Statements in the ordinary course of the Business;

       (ii) the Encumbrances disclosed or reflected in the Financial Statements together with the Permitted Encumbrances;

       (iii)  liens for taxes not yet due and payable; and

       (iv)   the Permitted Encumbrances;

(b) none of the Assets are in the possession of or under the control of any other Person;

(c) the Financial Statements have been prepared in accordance with accounting principles generally accepted in Canada applied on a basis consistent with prior fiscal periods. The Financial
Statements present fairly the financial position of the Chalk
Group as at the date thereof and fairly state loss and deficit for the periods covered thereby;

(d) except to the extent reflected or reserved against in the Financial Statements or incurred subsequent to the date thereof in the ordinary and usual course of the Business, the companies comprising the Chalk Group do not have any outstanding indebtedness or any liabilities or obligations (whether accrued, contingent or otherwise);

(e) save and except as disclosed to the Purchaser in writing since the date of the balance sheet included in the unaudited Financial
Statements dated February 28, 2002, there has not been:

       (i) any changes in the condition or operations of the Business, Assets or financial affairs of the Chalk Group which are, individually or in the aggregate, materially adverse; or

       (ii) any damage, destruction or loss or other event, development or condition, of any character (whether or not covered by insurance) which is not generally known or which has not been disclosed to the Purchaser, which has or may materially and adversely affect the Business, Assets, properties or future prospects of the Chalk Group;

(f) all material financial transactions of the companies comprising the Chalk Group have been accurately recorded in the books and records of such companies and such books and records fairly present the financial position and the corporate affairs of the companies comprising the Chalk Group;

(g) Since the internally prepared unaudited Financial Statements dated February 28, 2002, the companies comprising the Chalk Group have not:

       (i) transferred, assigned, sold or otherwise disposed of any of the Assets shown in the Financial Statements to any Person which is not affiliated or associated with the Chalk Group or cancelled any debts or claims except in each case in the ordinary and usual course of business;

       (ii) incurred or assumed any obligation or liability (fixed or contingent), except unsecured current obligations and liabilities incurred in the ordinary and normal course of business;

       (iii) discharged or satisfied any Encumbrance, or paid any obligation or liability (fixed or contingent), other than current liabilities or the current portion of long term liabilities disclosed in the Financial Statements or current liabilities incurred since the date thereof in the ordinary and normal course of business;

       (iv) declared or made, or committed to make, any payment of any dividend or other distribution in respect of any of their shares or purchased or redeemed any of their shares or split, consolidated or reclassified any of their shares;

       (v) suffered any operating loss or any material extraordinary loss or entered into any material commitment or transaction not in the ordinary and usual course of business;

       (vi)   waived or surrendered any right of substantial value;

       (vii) made any gift of money or of any property or assets to any Person, or made any agreement or promise to do so;

       (viii) amended or changed or taken any action to amend or change their constating documents;

       (ix) except as expressly disclosed in this Agreement, increased or agreed to increase the pay of, or paid or agreed to pay any pension, bonus, share of profits or other similar benefit of, any director, employee or officer or former director, employee or officer;

      (x) except as expressly disclosed in this Agreement, made payments of any kind to or on behalf of the Vendor or any affiliate or associate of the Vendor or under any management agreement save and except business related expenses and salaries in the ordinary course of business and at the regular rates payable to them;

      (xi) mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of the Assets or property, whether tangible or intangible; or

      (xii) authorized or agreed or otherwise have become committed to do any of the foregoing;

(h) save and except as disclosed in writing to the Purchaser, the accounts receivable shown in the Financial Statements or acquired subsequent to the date thereof have been recorded by in accordance with usual accounting practices. The reserves taken for doubtful or bad accounts is adequate based on past experience and is consistent with the accounting procedures used by the companies comprising the Chalk Group in previous fiscal periods. There is nothing which would indicate that any such reserve is not adequate or that a higher reserve should be taken;

(i) the companies comprising the Chalk Group do not own or possess any assets other than the Assets described in the Financial
Statements;

(j) to the best of the knowledge of the Vendor, none of the companies comprising the Chalk Group is party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, judgment or decree which would be violated or breached by, or under which default would occur or which could be terminated, cancelled or accelerated, in whole or in part, as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for herein;

(k) to the best of the knowledge of the Vendor, after due enquiry, there is not any suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or threatened against, or relating to an of the companies comprising the Chalk Group or affecting the Assets or the Business which might materially and adversely affect the Assets, Business, future prospects or financial condition of such companies, and there is not presently outstanding against any of the companies comprising the Chalk Group any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator save and except as disclosed in Schedule "F" to this Agreement;

(l) the companies comprising the Chalk Group have made all of the payments due and owing under the Permitted Encumbrances up to and including the date of this Agreement in accordance with the terms and conditions of the Permitted Encumbrances, and have not committed any default under the terms and conditions of the Permitted Encumbrances save and except as have been disclosed in writing to the Purchaser;

(m)    each of the companies comprising the Chalk Group:

       (i) has filed in a timely manner all workers' compensation returns, corporation capital tax returns, commodity tax returns, and other reports and information required to be filed with all applicable government authorities, agencies or regulatory bodies;

       (ii) has paid all taxes (including all federal, provincial, state and local taxes, assessments or other imposts in respect of its income, business, assets or property) and all interest and penalties thereon, for all previous years and all required instalment payments due for the current fiscal year have been paid; and

       (iii) has provided adequate reserves for all taxes for the periods covered by, and such reserves are reflected in, the Financial Statements;

       and there is no agreement, waiver or other arrangement providing for an extension of time with respect to the filing of any tax return, or payment of any tax, governmental charge or deficiency by any of such companies nor is there any action, suit, proceeding, investigation or claim now threatened or pending in respect of, or discussion underway with any Governmental Authority relating to, any such tax or governmental charge or deficiency;

(n) the companies comprising the Chalk Group hold all permits and licenses, consents and authorities issued by any Governmental Authority which are necessary or desirable in connection with the conduct and operation of the Business and the ownership or leasing of the Assets and the conduct and operation of the Business as the same are now owned, leased, conducted or operated and none of such companies is in breach of or in default under any term or condition of any thereof;

(o) there has not been any default in any term, condition, provision or obligation to be performed under any of the Material Contracts, each of which is in good standing and in full force and effect, unamended;

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                                12

(p) save and except for such Encumbrances which may be imposed by statute in favour of any Governmental Authority, there is no indebtedness to any Person which might, by operation of law or otherwise, now or hereafter constitute or be capable of forming an Encumbrance, except a Permitted Encumbrance, upon any of the Assets;

(q) none of the Companies comprising the Chalk Group has made any collective bargaining agreement or other agreement with a trade union, labour union or other employees' association or made commitments or conducted negotiations with any trade union, labour union or other employees' association with respect to any future agreements, and the Vendor is not aware of any current attempt to organize or establish any trade union, labour union or other employees' association in connection with the Business and no part of the Business has been certified as a unit appropriate for collective bargaining;

(r) save and except pursuant to applicable labour legislation and any management contract set out in Schedule "D", there is no employment or management contract, commitment or arrangement, whether written, oral or implied, relating to any of the companies comprising the Chalk Group which:

       (i) contains any specific agreement as to notice of termination or severance pay in lieu thereof; or

       (ii) cannot be terminated without cause upon giving such reasonable notice as may be required by law without the payment of, or any indebtedness in respect of, any bonus, damages, share of profits or penalty;

(s) save and except as disclosed in Schedule "D", none of the employees of the companies comprising the Chalk Group have the benefit of any pension, deferred compensation or profit sharing plan or similar plan;

(t) the following agreements pertaining to the Chalk Group have been cancelled and terminated and are of no further force or effect:

       (i) the Voting Trust Agreement dated January 26, 2000 made between David Ian Chalk, CML Global Capital Ltd., Michael
       Agerbo and Chalk.com Holding;

       (ii) the Support Agreement dated January 26, 2000 made between Chalk.com Holding and Chalk Productions Incorporated;

       (iii) the Put Agreement dated January 26, 2000 made between David Ian Chalk, CML Global Capital Ltd., Michael Agerbo and
       Chalk.com Holding; and

       (iv) the Shareholders' Agreement dated May 5, 1999 made between David Ian Chalk, Canadian Maple Leaf Financial Corporation and Chalk Productions Incorporated, as amended by the Amending Shareholders' Agreement dated January 26, 2000 made between David Ian Chalk, CML Global Capital Ltd., Michael
       Agerbo and Chalk.com Holding.

Representations and Warranties - Chalk.com Holding

3.03 The Vendor and Sideware hereby jointly and severally represent and warrant to the Purchaser, with the intent that the Purchaser shall rely thereon in entering into this Agreement and in concluding the transactions contemplated hereby, with respect to Chalk.com Holding that:

(a)    Chalk.com Holding:

       (i) is a corporation duly incorporated, organized, subsisting and in good standing under the laws of the State of Delaware; and

       (ii) has the corporate power to own its assets and to carry on its business;

(b) the authorized capital of Chalk.com Holding consists of 75,000,000 shares of capital stock, with each share having a par value of $0.0001, divided into 50,000,000 shares of Common Stock of which 26,790,251 shares of Common Stock have been validly issued and are outstanding as fully paid and non-assessable, and 25,000,000 shares of Preferred Stock which may be issued in one or more series, of which no shares of Preferred Stock are issued and outstanding;

(c) save and except as set out in Schedule "C" to this Agreement, no Person has any agreement or option, present or future, contingent, absolute or capable of becoming an agreement or option or which with the passage of time or the occurrence of any event could become an agreement or option:

       (i) to require Chalk.com Holding to issue any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in the capital of Chalk.com Holding;

       (ii) for the issue or allotment of any of the authorized but unissued shares in the capital of Chalk.com Holding;

       (iii) to require Chalk.com Holding to purchase, redeem or otherwise acquire any of the issued and outstanding shares in the capital of Chalk.com Holding; or

       (iv)   to acquire any of the Purchased Shares;

(d) as at the date of this Agreement, Chalk.com Holding has five directors and the names and positions of all of the directors and officers of Chalk.com Holding are as follows:

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                                14

David Chalk         -      Director
Grant Sutherland    -      Director, President and Chief Executive Officer
Stewart Walchli     -      Director and Chief Financial Officer
Michael Agerbo      -      Director and Chief Operating Officer
Kris Sutherland     -      Director and Executive Vice President
Christopher Chong   -      Vice President Sales and Marketing
A.J. Vickery        -      Vice President Productions and Engineering
Heather Clarke      -      Secretary;

(e) to the best of the knowledge of the Vendor, Chalk.com Holding has kept the records required to be kept by the Delaware General
Corporation Law and any other applicable corporate legislation and such records are complete and accurate and contain all minutes of all meetings of directors and members of Chalk.com Holding.


Representations and Warranties - Chalk Productions Incorporated

3.04 The Vendor and Sideware hereby jointly and severally represent and warrant to the Purchaser, with the intent that the Purchaser shall rely thereon in entering into this Agreement and in concluding the transactions contemplated hereby, with respect to Chalk Productions Incorporated, that:

(a)    Chalk Productions Incorporated:

       (i) is a company duly incorporated, organized, subsisting and in good standing under the laws of British Columbia;

       (ii) has the corporate power to own its assets and to carry on its business;

(b) the authorized capital of Chalk Productions Inc. consists of 50,000,100 shares divided into 100 common shares with a par value of $1.00 CDN each, of which 100 common shares are issued and outstanding, and 50,000,000 Exchangeable Shares without par value, of which no Exchangeable Shares are issued and outstanding;

(c) Chalk.com Holding is the registered and beneficial holder of all of the issued and outstanding common shares in the capital of Chalk Productions Incorporated;

(d) no Person has any agreement or option, present or future, contingent, absolute or capable of becoming an agreement or option or which with the passage of time or the occurrence of any event could become an agreement or option:

       (i) to require Chalk Productions Incorporated to issue any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in the capital of Chalk Productions Incorporated;

        (ii) for the issue or allotment of any of the authorized but unissued shares in the capital of Chalk Productions
        Incorporated;

(e) as at the date of this Agreement, Chalk Productions Incorporated has three directors and the names and positions of all of the directors and officers of Chalk Productions Incorporated are as follows:

Grant Sutherland    -    Director, President and Chief Executive Officer
Stewart Walchli     -    Director, Secretary and Chief Financial Officer
David Chalk         -    Director;

(f) to the best of the knowledge of the Vendor, Chalk Productions Incorporated has kept the records required to be kept by the Company Act and any other applicable corporate legislation and such records are complete and accurate and contain all minutes of all meetings of directors and members of Chalk Productions
Incorporated.


Representations and Warranties - New Century Digital Broadcasting
Corporation

3.05 The Vendor and Sideware hereby jointly and severally represent and warrant to the Purchaser, with the intent that the Purchaser shall rely thereon in entering into this Agreement and in concluding the transactions contemplated hereby, with respect to New Century Digital Broadcasting Corporation, that:

(a)    New Century Digital Broadcasting Corporation:

       (i) is a company duly incorporated, organized, subsisting and in good standing under the laws of British Columbia;

       (ii) has the corporate power to own its assets and to carry on its business;

(b) the authorized capital of New Century Digital Broadcasting Corporation consists of 2,000,000 shares divided into 1,000,000 Class A shares without par value, of which 440,000 Class S shares are issued and outstanding, and 1,000,000 Class B shares with a par value of $0.01 CDN each, of which 100 Class B shares are issued and outstanding;

(c) Chalk Holdings Inc. is the registered and beneficial holder of all of the issued and outstanding Class A shares and Class B shares in the capital of New Century Digital Broadcasting Corporation;

(d) no Person has any agreement or option, present or future, contingent, absolute or capable of becoming an agreement or option or which with the passage of time or the occurrence of any event could become an agreement or option:

       (i) to require New Century Digital Broadcasting Corporation to issue any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in the capital of New Century Digital Broadcasting
Corporation;

        (ii) for the issue or allotment of any of the authorized but unissued shares in the capital of New Century Digital
        Broadcasting Corporation;

(e) as at the date of this Agreement, New Century Digital Broadcasting Corporation has three directors and the names and positions of all of the directors and officers of New Century Digital Broadcasting
Corporation:

Grant Sutherland     -    Director, President and Chief Executive Officer
Stewart Walchli      -    Director and Chief Financial Officer
David Chalk          -    Director
Heather Clarke       -    Secretary
Michael Agerbo       -    Chief Operating Officer;

(f) to the best of the knowledge of the Vendor, New Century Digital Broadcasting Corporation has kept the records required to be kept by the Company Act and any other applicable corporate legislation and such records are complete and accurate and contain all minutes of all meetings of directors and members of New Century Digital Broadcasting Corporation.


Representations and Warranties - Chalk.com Network Corporation

3.06 The Vendor hereby represents and warrants to the Purchaser, with the intent that the Purchaser shall rely thereon in entering into this Agreement and in concluding the transactions contemplated hereby, with respect to Chalk.com Network Corporation, that:

(a)    Chalk.com Network Corporation:

       (i) is a corporation duly incorporated, organized, subsisting and in good standing under the laws of the State of Delaware; and

       (ii) has the corporate power to own its assets and to carry on its business;

(b) the authorized capital of Chalk.com Network Corporation consists of 3,000 shares having a par value of $0.0001 US per share, all of which are designated as Common Stock, of which one share of Common Stock is issued and outstanding;

(c) Chalk.com Holding is the registered and beneficial holder of the sole issued and outstanding share of Common Stock of Chalk.com
Network Corporation;

(d) no Person has any agreement or option, present or future, contingent, absolute or capable of becoming an agreement or option or which with the passage of time or the occurrence of any event could become an agreement or option:

        (i) to require Chalk.com Network Corporation to issue any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in the capital of Chalk.com Network Corporation;

        (ii) for the issue or allotment of any of the authorized but unissued shares in the capital of Chalk.com Network
        Corporation;

(e) as at the date of this Agreement, Chalk.com Network Corporation has three directors and the names and positions of all of the directors and officers of Chalk.com Network Corporation:

Grant Sutherland     -    Director, President and Chief Executive Officer
Stewart Walchli      -    Director and Chief Financial Officer
David Chalk          -    Director
Heather Clarke       -    Secretary
Michael Agerbo       -    Chief Operating Officer;

(f) to the best of the knowledge of the Vendor, Chalk.com Network Corporation has kept the records required to be kept by the Delaware General Corporation Law and any other applicable corporate legislation and such records are complete and accurate and contain all minutes of all meetings of directors and members of Chalk.com Network Corporation.


Representations and Warranties - Chalk Holdings Inc.

3.07 The Vendor hereby represents and warrants to the Purchaser, with the intent that the Purchaser shall rely thereon in entering into this Agreement and in concluding the transactions contemplated hereby, with respect to Chalk Holdings Inc., that:

(a)    Chalk Holdings Inc.:

       (i) is a corporation duly incorporated, organized, subsisting and in good standing under the laws of Canada;

       (ii) has the corporate power to own its assets and to carry on its business;

(b) the authorized capital of Chalk Holdings Inc. consists of an unlimited number of common shares, of which 4,200,000 common shares are issued and outstanding;

(c) Chalk Productions Incorporated is the registered and beneficial holder of all of the issued and outstanding common shares in the capital of Chalk Holdings Inc.,

(d) no Person has any agreement or option, present or future, contingent, absolute or capable of becoming an agreement or option or which with the passage of time or the occurrence of any event could become an agreement or option:

         (i) to require Chalk Holdings Inc., to issue any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in the capital of Chalk Holdings Inc.;

         (ii) for the issue or allotment of any of the authorized but unissued shares in the capital of Chalk Holdings Inc.;

(e) as at the date of this Agreement, Chalk Holding Inc., has directors and the names and positions of all of the directors and officers of Chalk Holding Inc.,:

Grant Sutherland    -    Director, President and Chief Executive Officer
Stewart Walchli     -    Director, Secretary and Chief Financial Officer
David Chalk         -    Director

(f) to the best of the knowledge of the Vendor, Chalk Holding Inc., has kept the records required to be kept by the Canada Business
Corporations Act and any other applicable corporate legislation and such records are complete and accurate and contain all minutes of all meetings of directors and members of Chalk Holding Inc.


Representations and Warranties in Closing Documents

3.08 All statements contained in any certificate or other instrument delivered by or on behalf of the Vendor or Sideware pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Vendor and Sideware under this Agreement.


Survival of Representations and Warranties

3.09 The representations and warranties of the Vendor and Sideware contained in this Article 3 shall survive the completion of the transactions contemplated by this Agreement and shall continue in full force and effect for the benefit of the Purchaser thereafter, notwithstanding any independent enquiry or investigation by the Purchaser.


        ARTICLE 4
        REPRESENTATIONS AND WARRANTIES OF PURCHASER


Representations and Warranties

4.01 The Purchaser hereby represents and warrants to the Vendor and Sideware, with the intent that they shall rely thereon in entering into this Agreement and in concluding the transactions contemplated hereby, that:

(a) the Purchaser is a company duly incorporated, validly subsisting and in good standing under the laws of British Columbia;

(b) the Purchaser has full power, authority, right and capacity to enter into this Agreement and to carry out the transactions contemplated hereby and to duly observe and perform all of its covenants and obligations herein set forth;

(c) this Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as may be limited by laws of general application affecting the rights of creditors;

(d) neither the execution or delivery of this Agreement, or the other agreements and instruments contemplated hereby, nor the completion of the transactions contemplated hereby will constitute or result in the breach of or default under any terms, provisions or conditions of, or conflict with, violate or cause any, or give to any Person or Governmental Authority any right of, after the giving of a notice or the lapse of time or otherwise, acceleration, termination or cancellation in or with respect to any of the following:

       (i) any constating documents, charter documents or by-laws of the Purchaser or any resolution of the directors or shareholders of the Purchaser;

       (ii) any indenture, mortgage, deed of trust, agreement, contract, lease, franchise, certificate, consent, authority, registration or other instrument or commitment to which the Purchaser is a party or is subject, or by which it is bound or from which it derives benefit; or

       (iii) any law, judgment, decree, order, injunction, rule, statute or regulation of any court, arbitrator or Governmental
       Authority by which the Purchaser is bound or from which it derives benefit;

(f) all negotiations relating to this Agreement have been carried on by the Purchaser directly with the Vendor and there are no brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated hereby which has not been disclosed in this Agreement;

(g) the 21,925,050 Chalk Media Common Shares to be allotted and issued by the Purchaser to the Vendor in payment of the purchase price for the Purchased Shares will, on Closing, be duly and validly allotted and issued to the Vendor as fully paid and non-assessable shares in the capital of the Purchaser;

(h) the Chalk Media Warrants to be issued by the Purchaser in payment of the purchase price for the Purchased Shares will, on Closing, be duly and validly issued to the Vendor and the Purchaser shall have allotted 500,000 Chalk Media Common Shares for issuance to the Purchaser upon exercise of the Chalk Media Warrants; and

(i) it is presently the Purchaser's intention to "go public" and seek a listing on the Canadian Venture Exchange, the Toronto Stock
Exchange or another recognized stock exchange located in North
America.


Survival

4.02 The representations and warranties contained in section 4.01 shall survive the completion of the transactions contemplated by this Agreement and shall continue in full force and effect for the benefit of the Vendor and Sideware thereafter, notwithstanding any independent enquiry or investigation by the Vendor or Sideware.


Indemnity

4.03 The Purchaser covenants to indemnify and hold harmless the Vendor and Sideware from and against any loss, claims, damages, liability, expenses and costs, including any payment made in good faith in settlement of any claim or potential claim, arising from any of the representations and warranties set forth in section 4.01 being incorrect or breached.


        ARTICLE 5
        COVENANTS OF THE VENDOR AND SIDEWARE


Covenants

5.01 The Vendor and Sideware jointly and severally covenant and agree with the Purchaser that they will:

(a) procure and obtain all such consents, approvals, releases and discharges as may be required to effect the transactions contemplated hereby;

(b) take or cause to be taken all proper steps, actions and corporate proceedings to enable the Vendor to transfer a good and marketable title to the Purchased Shares to the Purchaser, free and clear of all Encumbrances whatsoever;

(c) on Closing, execute and deliver to the companies comprising the Chalk Group a release of any and all claims that the Vendor or Sideware may have against each of such companies including, without limitation, a release of any inter-company credit balances in favour of the Vendor or Sideware; and

(d) use their best commercial efforts to cooperate with the Purchaser should the Purchaser elect to "go public" and seek a listing on the Canadian Venture Exchange, the Toronto Stock Exchange or any other recognized stock exchange located in North America.


Indemnity

5.02 The Vendor and Sideware jointly and severally covenant and agree to indemnify and hold harmless the Purchaser from and against:

(a) any and all loss, damages, expenses, costs and deficiencies resulting from any misrepresentation, misstatement, breach of warranty or the non-fulfilment of any covenant on the part of the Vendor or Sideware under this Agreement or under any document or instrument delivered pursuant hereto or in connection herewith; and

(b) any and all claims, actions, suits, proceedings, demands, assessments, judgments, charges, penalties, costs and expenses (including any payment made in good faith in settlement of any claim or potential claim, and including the full amount of any reasonable legal expenses invoiced to any of the companies comprising the Chalk Group) which arise or are made or claimed against or are suffered or incurred by the companies comprising the Chalk Group or the Purchaser, as the case may be, in respect of any of the foregoing.


        ARTICLE 6
        CLOSING

Closing

6.01 The closing of the purchase and sale of the Purchased Shares and the other transactions contemplated by this Agreement shall be completed concurrently with the execution and delivery of this Agreement.


Closing Documents

6.02 At Closing, the Vendor and Sideware shall deliver or cause to be delivered to the Purchaser the following:

(a) a share certificate or share certificates representing the Purchased Shares, duly endorsed for transfer to the Purchaser;

(b) a certified copy of resolutions of the directors of Chalk.com Holding approving the transfer of the Purchased Shares by the Vendor to the Purchaser

(c) evidence satisfactory to the Purchaser that Chalk.com Holding's corporate records have been updated to disclose that the Purchased Shares have been transferred to the Purchaser and that the Purchaser is the registered holder thereof;

(d) a certified copy of resolutions of the directors of the Vendor duly passed, with a certification that it has not been rescinded and continues to be in effect, which authorizes the execution and delivery of this Agreement and the completion of the transactions contemplated hereby;

(e) a certified copy of a special resolution of Sideware, in its capacity as the sole shareholder of the Vendor, duly passed, with a certification that it has not been rescinded and continues to be in effect, which authorizes the execution and delivery of this Agreement and the completion of the transactions contemplated hereby;

(f) a certified copy of resolutions of the directors of Sideware duly passed, with a certification that it has not been rescinded and continues to be in effect, which authorizes the execution and delivery of this Agreement and the completion of the transactions contemplated hereby;

(g) a release of any and all claims that the Vendor or Sideware may have against each of the companies comprising the Chalk Group, duly executed by each of the Vendor and Sideware, including, without limitation, a release of any inter-company credit balances in favour of the Vendor or Sideware;

(h) all such other documents and instruments as the Purchaser may reasonably require.


6.03 At Closing, the Purchaser shall deliver or cause to be delivered to the Vendor and Sideware, the following:

(a) to the Vendor, a share certificate or share certificates representing 21,925,050 Chalk Media Common Shares duly registered in the name of the Vendor, in payment of the purchase price for the Purchased Shares;

(b) to the Vendor, a certificate or certificates representing the Chalk Media Warrants duly registered in the name of the Vendor, in payment of the purchase price for the Purchased Shares;

(c) to the Vendor and Sideware, a certified copy of resolutions of the directors of the Purchaser duly passed, with a certification that it has not been rescinded and continues to be in effect, which authorizes the execution and delivery of this Agreement and the completion of the transactions contemplated hereby including, without limitation, the issuance to the Vendor of 21,925,050 Chalk
Media Common Shares and the Chalk Media Warrants;

(d) to the Vendor, copies of the Purchaser's Register of Allotments and Register of Members duly completed and showing the Vendor as the registered holder of 21,925,050 Chalk Media Common Shares and that 500,000 Chalk Media Common Shares have been allotted for issuance upon exercise of the Chalk Media Warrants;

(e) to the Vendor and Sideware, a release of any and all claims that each of the companies comprising the Chalk Group may have against Vendor or Sideware, duly executed by each of such companies, including, without limitation, a release of any inter-company credit balances in favour of each of such companies;

(i) all such other documents and instruments as the Vendor or Sideware may reasonably require.


        ARTICLE 7
        GENERAL PROVISIONS


Notices

7.01 All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed postage prepaid addressed as follows:

To Sideware:

Sideware Systems Inc.
Suite 200 - 304 Jarvis Street
Whitehorse, Yukon Territory Y1A 2H2

To the Vendor:

Syd Enterprises Ltd.
Suite 1620 - 777 Dunsmuir Street
Vancouver, British Columbia V7Y 1K4

To the Purchaser:

Chalk Media Corp.
Suite 1600 - 777 Dunsmuir Street
Vancouver, British Columbia V7Y 1K4

or to such other address as may be given in writing by the parties and shall be deemed to have been received, if delivered by hand, on the date of delivery and if mailed as aforesaid to the addresses set out above then on the fifth business day following the posting thereof provided that if there shall be between the time of mailing and the actual receipt of the notice a mail strike, slowdown or other labour dispute which might affect the delivery of the notice by the mails, then the notice shall only be effective if actually delivered.

Non-Merger

7.02 Notwithstanding the completion of the transactions contemplated by this Agreement, the waiver of any condition contained herein (unless such waiver expressly releases a party of any such representation, warranty, covenant or agreement) or any investigation made by any of the parties, the representations, warranties, covenants and agreements of the parties set forth in this Agreement shall survive the Closing and will remain in full force and effect.


Time of Essence

7.03 Time is hereby expressly made of the essence of this Agreement with respect to the performance by the parties of their respective obligations under this Agreement.


Binding Effect

7.04 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.


Entire Agreement

7.05 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous expectations, understandings, communications, representations and agreements whether verbal or written between the parties with respect to the subject matter hereof.


Further Assurances

7.06 Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and do such further and other things as may be necessary or desirable to implement and carry out the intent of this Agreement.


Assignment

7.07 None of the parties may assign or transfer their respective rights under this Agreement.

Amendments

7.08 No amendment to this Agreement shall be valid unless it is evidenced by a written agreement executed by all of the parties hereto.


Legal and Other Expenses

7.09 Each party shall be responsible for their own legal and other fees, inclusive of GST and Social Service Tax, which may be incurred in contemplation of this Agreement.


        IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.


SIDEWARE SYSTEMS INC.

Per:     /s/ James L. Speros

         Authorized Signatory



SYD ENTERPRISES LTD.

Per:     /s/ James L. Speros

         Authorized Signatory



CHALK MEDIA CORP.

Per:     /s/ Grant Sutherland

         Authorized Signatory

>PAGE>


Schedule "A"
Financial Statements

Schedule "B"
David Chalk Employment Contract

THIS EMPLOYMENT CONTRACT (the "Agreement") is entered into as of August 31, 2001 between:

                CHALK.COM NETWORK (HOLDING) CORPORATION, having a business office at 280-4400 Dominion Street, Burnaby
                V5G 4G3

                (the "Company")

                and

                DAVID CHALK, of 29260 Taylor Road, Mt Lehman,
                British Columbia V4X 2E2

                ("Chalk")

Recitals

A. WHEREAS, the Company is engaged in the business of producing both a television program and airline vignettes aimed at educating the public as to the different uses, functions and capabilities of computers, electronics and other high technology equipment;
B. WHEREAS, the Company is also engaged in the business of providing e-training services through the vehicle of the world wide web and other mediums;
C. WHEREAS, in order to achieve its corporate and business objectives, the Company desires to hire Chalk to be the founder and television personality for the Company's television programs, airline vignettes and e-training services;
D. WHEREAS, Chalk is experienced in, and knowledgeable concerning the aspects of the business of the Company; and
E. WHEREAS, the Company and Chalk mutually desire to agree upon the terms of Chalk's future employment with the Company and, in addition thereto, to agree as to certain benefits of said employment;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Term. The term of this Agreement shall commence on the 31st day of July, 2001 and shall continue through to the 31st day of July, 2006 unless terminated in accordance with the provisions of this Agreement.


2. Titles and Duties. Chalk shall perform diligently and conscientiously those duties as are customarily rendered by and required of a founder and television personality, including without limitation:

      (a) appearing as a performer on television, internet, and other video content produced by the Company and its subsidiaries;
      (b) participating in the development and marketing of the television, internet, and other video content produced by the Company and its subsidiaries;
      (c) providing information and assistance to the Company's Board of Directors; and
      (d) such other duties as the Company's Board of Directors may reasonably require, including but not limited to performing duties either for the Company or any of its present or future subsidiaries

(collectively and individually the "Duties").

3. Exclusive Employment. Subject to normal and reasonable absence for reasons of illness, accident and/or incapacity, Chalk shall devote his attention and energies to the business of the Company on a full time basis and shall not, during the term of this Agreement, be engaged in any other business activity, excepting only those activities set out in Schedule A attached hereto, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with his Duties. With prior written approval of the Board of Directors of the Company, such approval not to be unreasonably withheld or delayed, Chalk may serve on the boards of directors of other companies.

4. Change of Duties. Provided the Company is not in default of this Agreement, the Company has, in its sole discretion, the right from time to time to set or alter the Duties of the job where such variation shall not materially affect the duties set out in paragraph
2 and where such variation shall not result in the reassignment of Chalk to a new location outside of the greater Vancouver area.

5. Compensation. During the term of his employment, Chalk will be paid a base salary on the first and fifteenth day of each month at an annual rate of $250,000 CND dollars (the "Base Salary"), subject to increase from time to time by the Board of Directors of the Company. In addition, Chalk may be entitled to the following stock options:

(a) Upon the occurrence of an initial public offering, options in the Company commensurate with Chalk's position and responsibility at that time; and
(b) Options in Sideware Systems Inc. (in the event that Sideware Systems Inc. acquires a controlling interest in the Company).

The prices and vesting schedules for the foregoing options shall be determined in accordance with the customary practices of the optionor, and in accordance with the regulation of any stock exchange on which the shares of the optionor or any other regulatory body with jurisdiction over the optionor.

6. Bonus. In addition to the Base Salary, Chalk may receive a discretionary bonus in such form and amounts and at such times as the Company may determine in its sole discretion.

7. Expenses. The Company shall reimburse Chalk for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's customary requirements with respect to reporting and documentation of such expenses.

8. Automobile. During the term of this Agreement, Chalk shall be entitled to participate in all of the Company's employee benefit programs for which senior executive employees of the Company are generally eligible. In addition, the Company shall provide Chalk with an automobile allowance of $950.00 per month.

9. Vacation. Chalk shall be entitled to a vacation period each year of four weeks, during which time his compensation shall be paid in full.

10. Disability. The Company shall have the right to terminate this Agreement upon Chalk's total permanent disability, as defined herein. For the purposes of this Agreement, the phrase "total permanent disability" shall mean the inability of Chalk to perform his duties hereunder for a continuous period of more than four months, such determination to be made by the Company in its sole discretion.

11. Cause. The Company may, pursuant to the following procedure, discharge Chalk for good cause. For the purposes hereof, the term "cause" includes, but is not limited to:

    A. Chalk's (i) fraud, felonious conduct or dishonesty or (ii) willful misconduct or gross negligence in the performance of his duties hereunder; or
    B. Chalk's breach of any material provision of this Agreement where such breach is not cured by Chalk within a twenty-one day period after notice by the Company.

Upon the occurrence of what the Company believes to be good cause, the Company shall give Chalk written notice of the reason or cause for discharge twenty-one days prior to the proposed date of discharge, which shall be effective on such date.

12. Trade Secrets. Chalk acknowledges that certain of the Company's products and services are proprietary in nature and shall have been manufactured, assembled and marketed through the use of customer lists, supplier lists, trade secrets, methods of operation and other confidential information possessed by the Company and disclosed in confidence to Chalk (hereinafter "Trade Secrets") which may not be easily accessible to other persons in the trade. Chalk also acknowledges that he will have substantial and ongoing contact with the Company's customers and suppliers and will hereby gain knowledge of customer needs and preferences, sources of supply, methods of assembly and other valuable information necessary for the success of the Company's business. Chalk therefore, covenants and agrees (all of which covenants and agreements shall survive termination of this Agreement regardless of the reason therefore) that Chalk shall not at any time during the term of this Agreement or any time subsequent to its termination disclose to any person or entity, or use for personal gain any of the Trade Secrets or any other confidential information of or pertaining to the Company or its products and services. Chalk further agrees that he shall not either during the term of the Agreement or subsequent to termination or expiration hereof, regardless of the reason therefore, disclose or otherwise reveal any Trade Secrets to any person, either directly or indirectly, whether or not for compensation or other remuneration, except for in the ordinary course of business while performing duties on behalf of the Company.

13. Non Solicitation of Employees. Chalk shall not, within an eighteen month period following the termination of this Agreement, regardless of the reason therefore, solicit any person then or theretofore employed by the Company or appointed as a representative of the Company to join Chalk as a partner, co-venturer, employee, investor or otherwise, in any substantial business activity whatsoever.

14. Non Solicitation of Clients. Chalk shall not, within an eighteen month period following the termination of this Agreement, regardless of the reason therefore, solicit, induce, aid or suggest to any client of the Company to leave or terminate such contractual relationships as currently exist with the Company.

15. Non Competition. Provided this Agreement is not terminated by Chalk as a result of a default on the part of the Company, which default has not been remedied within 21 days of Chalk providing notice of said default to the Company, then for a period of eighteen months immediately following the termination of this Agreement Chalk shall not engage in the following activities:

    A. performing on the television, the internet or on the radio as a means to explain or teach the different uses, functions, capabilities of computers, electrical equipment or other high technology related equipment subject only to those activities set out in Schedule A;
    B. lend the Chalk name out to any other business for any reason whatsoever;
    C. act as a director or an executive in an e-training or computer training business; or
    D. either individually or in partnership or in conjunction with any other person or firm, association, syndicate, company or corporation, as principal, agent, shareholder or in any other manner whatsoever carry on or be engaged in, concerned with or interested in, directly or indirectly, any business competitive with the business of the Company or any of its subsidiaries or affiliates and shall not canvass, solicit or deal in a manner competitive with the business of the Company or its subsidiaries.

16. Injunctive Relief. Chalk expressly agrees and acknowledges that any breach or threatened breach of him by paragraphs 12, 13, 14 and 15 herein, and each of them, will cause irreparable damage to the Company, for which monetary damages will be an inadequate remedy, and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, in addition to all of the Company's rights and remedies under this Agreement, including, but not limited to, the right to recovery of monetary damages from

Chalk, the Company shall be entitled to seek an issuance by any court of competent jurisdiction of temporary, preliminary and permanent injunctions, without bond, enjoining any such breach or threatened breach by Chalk.

17. Reasonable Terms. The Company has bargained for the covenants set forth in this Agreement in consideration for the experience, knowledge and information Chalk will gain and the substantial compensation Chalk will earn under this Agreement. Chalk acknowledges that the covenants set forth in this Agreement will not in any way preclude Chalk, upon termination of this Agreement, from engaging in a lawful profession, trade or business.

18. Place of Performance. It is contemplated that Chalk shall perform his principal duties in Greater Vancouver, British Columbia, except for temporary or emergency assignments.

19. Company Reputation. Chalk agrees that he will at no time take any action or make any statement that could discredit the reputation of the Company or its products or services. Further, Chalk will use his reasonable commercial best efforts in performing the terms of this Agreement and will act in a loyal and trustworthy manner.

20. Governing Law. This Agreement shall be subject to and governed by the laws of the province of British Columbia and the federal laws of Canada applicable therein, irrespective of the fact that Chalk may become a resident of a different province.

21. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and Chalk and their respective heirs, legal representatives, executors, administrators, successors and assigns.

22. Severability. If any portion or portions of this Agreement shall be, for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect, unless to do so would clearly violate the present legal and valid intention of the parties hereto.

23. Survival. Paragraphs 12, 13, 14 and 15 shall survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement.

24. Headings. The headings of this Agreement are inserted for convenience only and are not to be considered in construction of the provisions hereof.

25. Use of Name. Provided this Agreement is not terminated by Chalk as a result of a default on the part of the Company, which default has not been remedied within 21 days of Chalk providing notice of said default to the Company, then during the Term of this Agreement and for a period of 10 years thereafter, the Company and any of its subsidiaries shall be entitled to:

    (a) continue to use the name "Chalk" in their corporate names or any business style or trademark used by them to describe their business; and
    (b) continue to produce and publish a television show under the name of the "Dave Chalk Computer Show" or any similar name incorporating the name "Chalk"; and
    (c) continue to use the name "Chalk" in the production, publication, and marketing of any television, radio, or internet graphical, audio or video content reasonably related to the business of the Company or its subsidiaries.

  Provided that such use of the "Chalk" name shall be applied to such business activities for which a reasonably high standard of professional ethics apply.

26.    Settlement of  Accounts.  The parties acknowledge and agree that:

    (a) the Company and its subsidiaries have from time to time utilized the personal residence of Chalk as a film set for the Company's productions, and have from time to time paid rent therefore;
    (b) the Company and Chalk did not fully define their respective obligations for costs relating to use of the Chalk residence as a film set;
    (c) as a result of the foregoing, disputes have arisen between Chalk and the Company as to the indebtedness, if any, of Chalk to the Company; and
    (d) in June 2001, Chalk made payments totaling $175,000 to the Company on account of any indebtedness of Chalk to the Company.

Chalk and the Company hereby agree that following the payment described in (d), as at June 30, 2001, no indebtedness exists as between Chalk and the Company or as between Chalk and any of the Company's subsidiaries. Each party releases the other from any and all claims that exists with respect to said indebtedness as at June 30, 2001.

27. Provided the Company shall not be in default of this Agreement, the Company shall have the right to assign this Agreement, and all of the rights and privileges under it, to any subsidiary of the Company without Chalk's prior consent.

28. This Agreement contains the entire contract of the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, including, without limitation, agreements or understandings between Chalk and the Company or Chalk and a subsidiary of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

	"David Chalk"
DAVID CHALK


CHALK.COM NETWORK (HOLDING) CORPORATION

	"David Chalk" President
Per: Authorized Signatory

SCHEDULE A
To David Chalk Employment Agreement

Dave Chalk may continue to perform the following activities during the term of this Agreement;

1. public speaking engagements to promote David Chalk which are not in competition with the business of the Company and do not interfere with Chalk's Duties as set out in the Agreement;
2. engaging in television and radio interviews and appearances to promote David Chalk which are not in competition with the business of the Company and do not interfere with Chalk's
Duties as set out in the Agreement; and
3. publishing articles, journals and other written documents authored by David Chalk to promote David Chalk which are not in competition with the business and do not interfere with Chalk's Duties as set out in the Agreement;

Schedule "C"
Chalk.com Holding - Options, Warrants and Convertible Securities

The outstanding special warrants as at March 27, 2002 were as follows:


  Special Warrant Holder         Number of Special        Date
                                     Warrants            Issued
-----------------------------------------------------------------------
1.  Louis Kish                         31,576         November 6, 2000
2.  Marino's Markets Ltd.              32,551         November 6, 2000
3.  Cubix Investments Inc.            662,500         November 6, 2000
4.  Barbara Inglis                     32,248         November 6, 2000
5.  Beverly Lawson                     39,750         November 6, 2000
6.  Beau J. Holdings Ltd.             132,500         November 6, 2000
7.  Sailaway Holdings Ltd.             31,576         November 6, 2000
8.  T. Ventures Ltd. Partnership      100,000         November 6, 2000
9.  Ronald and Erna Kohlman            31,576         November 6, 2000
10. Dr. Gratio Tsang                   31,576         November 6, 2000
11. Global Renaissance Fund Inc.       50,350         November 6, 2000
12. Sideware Systems Inc.             100,000         November 6, 2000
13. Canaccord Capital Corporation     203,072         November 6, 2000
14. Cubix Investments Inc.            150,000         February 15, 2001
15. Cubix Investments Inc.            512,500         March 23, 2001
16. Canaccord Capital Corporation       9,000         February 15, 2001
17. Canaccord Capital Corporation     380,750         March 23, 2001
---------------------------------------------
Total                               2,531,525
=============================================


The outstanding common warrants as at March 27, 2002 were as follows:

    (a) Morrison & Foerster LLP have 107,531 common warrants issued on July 31, 2000;
    (b) Sprucefield Management have 40,000 common warrants issued on July 31, 2000; and
    (c) EOP Operating Limited Partnership have 2,500 warrants issued on January 21, 2000.

The outstanding stock options as of March 27, 2002 were as follows:

Optionee                   No. of Options


Andsten, Steve                  25,000
Bostrom, Carrie                  2,700
Chong, Christopher              35,000
Cochrane, Neal                   5,000
Flagel, Larry                   35,000
Johl, Dana                      32,000
Kim, Steve                       7,200
Riess, Kristen                   4,500
Agerbo, Mike                   100,000
Agerbo, Nels                    45,000
Amicus Investments              30,000

Bergsma, Anders                100,000
Chalk, Colin                   110,000
Matthews, Douglas               80,000
Meyer, Scott                    30,000
Sutherland, Kris               125,000
Taylor, Brette                  40,000
Vickery, AJ                    200,000


Outstanding Number           1,006,400

Schedule "D"
Material Contracts

Capital Leases
Supplier

Leaseline               Telephone         04/13/03        750.80
Pemberton Leasing   1   Equipment         12/14/03        909.72
Pemberton Leasing   2   Equipment         12/27/03        650.94
Pemberton Leasing   3   Equipment         12/31/03      1,236.90
Pemberton Leasing   4   Equipment         10/01/04        714.26
Pemberton Leasing   5   Equipment         11/15/04        703.96
Steelcase               Office Furniture  12/31/03      3,528.84
                                                        --------
                                                        8,495.41
                                                        --------

Operating Leases

Burnaby office lease     7,347 square ft  11/29/02     10,809.27
Toronto office lease                      05/31/02      3,531.00
Office security system                    02/01/03        134.50
Location security system                  02/01/03        540.42
                                                       ---------
                                                       15,015.19
                                                       ---------

Other Agreements

Globix                   Content Hosting  11/29/02      1,600.00
Group Telecom Hosting                     11/30/02      1,681.00
Location Rental                         30 days notice 15,000.00
Lance Howitt             claim            08/01/02      3,000.00
                                                       ---------
                                                       21,281.00
                                                       ---------

                                                       44,791.61
                                                       =========

Customer Contracts

    1. Canon Canada contract for video campaign in the amount of $10,000;
    2. Microtek Labs Inc. contract for interactive content in the amount of $39,500;
    3. Minds@work contract for interactive content in the amount of $7,998;
    4. D-Link contract for interactive content in the amount of $75,000;
    5. Verizon contract for interactive content in the amount of $60,785;
    6.   Adventus contract for CD product in the amount of $512;
    7. 3H (Samsung) contract for inflight content in the amount of $32,300;
    8. Infocus contract for inflight content in the amount of $21,600;
    9. Hitachi contract for inflight content in the amount of $22,000;

    10.  Serebra contract for Web content;
    11. Crystal Decisions contract for CD product in the amount of $10,000;
    12.  Sony contract for inflight content in the amount of $20,000;
         and
    13.  Powersport contract for TV in the amount of $20,800.

Employment Contracts

    1.   Five year term Employment Agreement with David Chalk;
    2.   Five year term Employment Agreement with Michael Agerbo;
    3.   Employment Agreement with Christopher Chong;
    4.   Employment Agreement with Kim Campbell;
    5.   Employment Agreement with Jason Lai;
    6.   Employment Agreement with Mario Angers;
    7.   Employment Agreement with Dean Del Vecchio; and
    8.   Employment Agreement with Carmen Dragan-Sima

Schedule "E"
Permitted Encumbrances

Capital Leases

Supplier

Leaseline                 Telephone           04/13/03       750.80
Pemberton Leasing   1     Equipment           12/14/03       909.72
Pemberton Leasing   2     Equipment           12/27/03       650.94
Pemberton Leasing   3     Equipment           12/31/03     1,236.90
Pemberton Leasing   4     Equipment           10/01/04       714.26
Pemberton Leasing   5     Equipment           11/15/04       703.96
Steelcase                 Office Furniture    12/31/03     3,528.84
                                                           --------
                                                           8,495.41
                                                           ========

Schedule "F"
Actions, Suits and Proceedings

1.    Lance David Howitt v. Chalk.com Network Corporation and New
Century Digital Broadcasting Corporation and David Ian Chalk.
fs